Exhibit 99.1

Gulf Island Fabrication, Inc. Announces Project Contract

HOUSTON--(BUSINESS WIRE)--November 11, 2014--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announced today that, through its subsidiary Gulf Island L.L.C., it has signed a contract for the fabrication of five (5) Jacket/Piles for the Block Island Wind Farm, a shallow water Wind Turbine project located in the Atlantic Ocean off the coast of Rhode Island being developed by Deepwater Wind. Revenue backlog and man-hours associated with this project was included in the Company’s reported backlog for the quarter ended September 30, 2014. Kirk Meche, President and CEO, stated, “We are excited to be a part of the Block Island Wind Farm, as the industry continues to explore alternative energy solutions to meet the increasing demands for power. Gulf Island has been associated with many projects that are first of a kind and while these structures are traditional in nature, the project is the first offshore wind project for the U.S. and we are honored to be a part of this. We look to establish a lasting relationship with Deepwater Wind.”

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”), “SPARs,” “FPSOs” and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, offshore supply vessels, dry docks, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 713-714-6100
Chief Executive Officer
or
Jeffrey M. Favret, 713-714-6100
Chief Financial Officer